Exhibit 99.1

Contact:	Repros Therapeutics Inc. Joseph Podolski (281) 719-3447 President and Chief Executive Officer

REPROS® THERAPEUTICS PREPARES TO COMMENCE DOSING IN SECOND COHORT IN LOW DOSE PROELLEX® STUDY
No signals of liver toxicity detected at one milligram dose of Proellex
Low levels of drug activity exhibited in first cohort

THE WOODLANDS, Texas – December 16, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRX) today announced it has commenced preparation for dosing the 3 mg cohort in the Company’s low dose study of Proellex® following a safety review of data from women that have completed 8 weeks of treatment at a 1 mg dose.  No signals of liver toxicity were detected to date in the 1 mg group.  Unexpectedly, low levels of drug activity were detected in this first cohort.  The Company plans to commence dosing of the second group, 3 mg Proellex, next week.

Proellex is an oral therapy in development for the treatment of uterine fibroids and endometriosis.  Large Phase III clinical studies at doses of 25 and 50 mg exhibited severe liver toxicity in a small percentage of subjects that were exposed to a 50 mg dose.  As a result of these observations, the program was placed on full clinical hold until the phenomenon could be better understood.  After an analysis of all the subjects that had been exposed to Proellex, Repros petitioned the FDA to allow the Company to conduct a low dose trial to assess impact on the liver and signals of efficacy.  In the summer of this year the FDA moved Proellex to partial hold status to allow for the low dose study.

The trial is enrolling up to 12 subjects per cohort.  There are five cohorts; 1, 3, 6, 9 and 12 mg administered per day over the dosing period.  The next higher dose cohort is not allowed to commence until the Chairman of the outside drug safety monitoring board, a hepatologist, reviews the liver safety data from a minimum of 8 subjects from the current cohort that were dosed for a minimum of 8 weeks.

One of the first signals of efficacy for Proellex is induction of amenorrhea.  This has profound effects on symptoms of both uterine fibroids and endometriosis.  Though most women on the 1 mg dose continued to menstruate, their menstrual patterns have begun to change.  In some, the time between menses has lengthened and in others the intensity of daily bleeding has decreased.  Though the Company does not believe the observed effects would translate to an effective marketed drug, it does believe that this first finding suggests doses lower than previously tested may have sufficient efficacy to warrant further development.  Previously the Company tested a 12.5 mg dose and found that dose to be effective in inducing amenorrhea in roughly 80% of patients treated.  This translates to no fibroid bleeding and no menstrual pain.

The Company plans to issue similar releases as each new cohort commences dosing.  Repros believes the study can be completed during the fourth quarter of 2011.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex,  raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.